AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 30th day of November 2010 (the “Agreement Date”), by and among OAK TREE EDUCATIONAL PARTNERS, INC., formerly Florham Consulting Corp. ("Oaktree"); EDUCATIONAL TRAINING INSTITUTE, INC., a New York corporation ("ETI"); CULINARY TECH CENTER LLC, a New York limited liability company (“CTC”) and PROFESSIONAL CULINARY INSTITUTE LLC, a New York limited liability company (“PCI”), JOSEPH MONACO, Jr., an individual (“Monaco”); and HAROLD KAPLAN, an individual (“Kaplan,” together with Monaco, the “Members”).  This Agreement amends, restates and supersedes in its entirety a membership interest purchase agreement, dated as of May 21, 2010 (the “Prior Agreement”), which Prior Agreement is hereby rendered null and void, ab initio.

Recitals

A.           As used in this Agreement: (a) Oaktree, ETI and the Members are hereinafter sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

B.           The Members are the owners of 100% of the membership equity interests (the “Membership Interests”) in each of CULINARY TECH CENTER LLC, a New York limited liability company (“CTC”) and PROFESSIONAL CULINARY INSTITUTE LLC, a New York limited liability company (“PCI”).

C.           Oaktree desires that ETI, as a wholly-owned subsidiary of Oaktree, purchase all, and not less than all, of the Membership Interests in each of CTC and PCI, and the Members have agreed to sell to ETI and Oaktree all, and not less than all, of such Membership Interests, all upon the term and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I. -– SALE AND PURCHASE OF MEMBERSHIP INTERESTS

1.1           Transfer of Membership Interests.           On the Closing Date (as defined), Oaktree shall cause ETI to purchase from each of Monaco and Kaplan 100% of the Membership Interests of each of PCI and CTC.  Such Membership Interests shall be certificated and certificates evidencing 100% ownership of all Membership Interests in each of PCI and CTC shall be delivered on the Closing Date by the Members to ETI duly endorsed for transfer in a manner acceptable to counsel for Oaktree.

1.2           Closing Purchase Price.            At the closing of the purchase of the Membership Interests of PCI and CTC (the “Closing”), Oaktree shall cause ETI to pay to Monaco and Kaplan the aggregate sum of One Million Five Hundred Thousand ($1,500,000) Dollars (in equal $750,000 amounts), (the “Closing Purchase Price”).  Such Closing Purchase Price shall be payable on the “Closing Date” (hereinafter defined) in cash by wire transfer of immediately available funds to a bank account designated by each of Monaco and Kaplan.

1.3           Operating Agreement.    The operating agreements of each of CTC and PCI as in effect immediately following the Closing Date shall be in such form and content as shall be determined by ETI; provided, that the same shall be consistent with the terms and conditions of this Agreement.

1.4           Board of Managers.  The entire members of the Board of Managers of each of CTC and PCI immediately prior to the Closing Date shall resign as at the Closing Date.  From and after the Closing Date, the new Board of Managers of each of CTC and PCI shall consist of Monaco, Kaplan, Joseph J. Bianco, Anil Narang and Dov Perlysky.  Such Persons shall hold office as the members of such Board of Managers until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.5           Officers.  The officers of each of CTC and PCI immediately prior to the Closing Date shall constitute all of the officers of such entities following the Closing Date until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6           Closing.           The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Hodgson Russ LLP, counsel to ETI, at its office in New York, New York, within ten  days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section V or at such other date as Oaktree and the Members shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than March 31, 2011 (the “Outside Closing Date”).  Notwithstanding the foregoing, no Party who is in breach of its obligations, covenants or commitments under this Agreement may unilaterally postpone or terminate the Closing of the transactions contemplated hereby.

ARTICLE II - CERTAIN DEFINITIONS

In addition to the terms defined in the Recitals, in Article I above or elsewhere in this Agreement, wwhen used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties.

“Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Closing Date” shall have the meaning set forth in Section 1.8.

“CTC” shall mean Culinary Tech Center LLC, a New York limited liability company.

“Culinary Group” means the collective reference to ETI, PCI and CTC.

“Culinary Group Owners” means the collective reference to the Members and the owners of 100% of the membership equity interests in each of PCI and CTC.

“Culinary LLCs” means the collective reference to PCI and CTC.

“Dollar” and “$” means lawful money of the United States of America.

“EBITDA” means the combined or consolidated net income before federal or state income taxes of the Culinary Group (the “Pre-Tax Income”) for the applicable 2009 Fiscal Year, 2010 Fiscal Year or 2011 Fiscal Year (each, a “Fiscal Year”), after deduction of all expenses from net revenues and as prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”); provided, however, that for purposes of determining such EBITDA in the applicable Fiscal Year:

(i)           there shall be added back to such Pre-Tax Income in the applicable Fiscal Year (A) all amounts deducted in such Fiscal Year for interest on borrowed money or other indebtedness, (B) all amounts deducted in such Fiscal Year for depreciation of tangible assets, and (C) all amounts deducted in such Fiscal Year as amortization of intangible assets including intellectual property and good will;

(ii)          irrespective of the actual amount (if any) of any remuneration, dividends, distributions, salaries or bonuses (collectively, “Compensation”) paid or payable to any of the ETI Stockholders or other Culinary Group Owners in any Fiscal Year in question, for the 2009 Fiscal Year and the 2010 Fiscal Year such Compensation shall be deemed to be $300,000;

(iii)         there shall be excluded from income or expense: (i) any amount paid or accrued for the account of ETI or any other member of the Culinary Group for the cost of the audits of the Culinary Group financial statements through and including the Closing Date, and (ii) any extraordinary or non-recurring items, including Compensation paid or payable in excess of the amounts set forth in Clause (i) above; and

(iv)         all inter-company payments, receipts or other transactions among the members of the Culinary Group shall be eliminated.

“Employment Agreements” shall mean the employment agreements with between ETI and each of Monaco and Kaplan in the form of Exhibit A-1 and Exhibit A-2 annexed hereto.

“ETI” means Educational Training Institute, Inc., a New York corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Knowledge” means the knowledge of the Person in question, after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any Person or group of Persons means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

Oaktree” shall mean Florham Consulting Corp., a Delaware corporation, the name of which has been, or prior to the Closing Date will be, changed to Oak Tree Educational Partners, Inc.

“Oaktree Common Stock” shall mean all shares of common stock of Oaktree, $0.0001 par value per share, as may be authorized for issuance pursuant to its certificate of incorporation, as the same may hereafter be amended or modified.

“Oaktree Financing” shall mean a debt or equity financing providing Oaktree with sufficient net proceeds to enable it or ETI to pay the Closing Purchase Price for the Membership Interests of PCI and CTC, and provide PCI and CTC with adequate working capital.  The final terms and conditions of such Oaktree Financing shall be satisfactory to the board of directors of Oaktree.

“PCI” shall mean Professional Culinary Institute LLC, a New York limited liability company.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“2009 Fiscal Year” means the fiscal year of the Culinary Group ended December 31, 2009.

“2010 Fiscal Year” means the fiscal year of the Culinary Group ending December 31, 2010.

“2011 Fiscal Year” means the fiscal year of the Culinary Group ending December 31, 2011.

ARTICLE III - REPRESENTATIONS AND WARRANTIES
OF THE  MEMBERS.

The Members hereby, jointly and severally, represent and warrant to Oaktree as follows:

3.1         Organization and Good Standing: Ownership of Shares.  Each of the Culinary LLCs is a limited liability company duly organized and validly existing under the laws of the State of New York.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating the Culinary LLCs to issue, sell or transfer any stock or other securities of the Culinary LLCs.

3.2         Corporate Authority.  Each of the Members individually has the power and authority, and each of the Culinary LLCs has the power and authority to enter into this Agreement and to perform their respective obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Managers of the Culinary LLCs and has been duly authorized by all of the Members.  The execution and performance of this Agreement will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which either the Culinary LLCs or any of the Members is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to either of the Culinary LLCsany of the Members or their respective  properties. The execution and performance of this Agreement will not violate or conflict with any provision of the operating agreements of either of the Culinary LLCs.

3.3         Capitalization.

(a)           As at the Agreement Date and as at the Closing Date, the Members are and shall be the owners of record and beneficially of 100% of the Membership Interests of the Culinary LLCs.  All issued and outstanding Membership Interests of the Culinary LLCs  are owned by the Members free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

(b)           As at the Closing Date, there shall be no Membership Interests or other securities of the Culinary LLCs issuable upon conversion of any outstanding notes or other securities or upon exercise of any rights, options or warrants to purchase or otherwise receive the Culinary LLCs Membership Interests or other the Culinary LLCs securities.

3.4         Financial Statements, Books and Records.

(a)           The Culinary LLCs have furnished to Oaktree all balance sheets, income statements, statements of cash flows and statements of stockholders equity and notes thereto of the Culinary LLCs for each of the two fiscal years ended December 31, 2008 and December 31, 2009 (the “Financial Statements”).  The Financial Statements fairly represent the financial position of the Culinary LLCs as at such dates and the results of their operations for the periods then ended.  The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein and except that the unaudited Financial Statements may not include all footnotes normally included under such generally accepted accounting principles.  The books of account and other financial records of the Culinary LLCs are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)           The Financial Statements of the Culinary LLCs have been or are capable of being audited in accordance with generally accepted accounting principles and Regulation S-X, as promulgated under the Securities Act of 1933, as amended.

(c)           ETI has no subsidiaries and does not own any interest in any other entity.

3.5         Access to Records.  All of the corporate financial records, minute books and other documents and records of the Culinary LLCs have been made available to Oaktree prior to the Closing hereof.

3.6         No Material Adverse Changes.  Except for distributions of cash by the Culinary LLCs to enable the Members to pay their 2009 federal, state and local income taxes, or as otherwise described on Schedule 3.6 hereto, since December 31, 2009, there has not been, and neither of the Culinary LLCs has or will have:

(a)         any material adverse change in the financial position of either of the Culinary LLCs, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of the Culinary LLCs;

(b)         any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Culinary LLCs whether or not covered by insurance;

(c)         any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the Culinary LLCs equity;

(d)         any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by the Culinary LLCs of any properties or assets;

(e)         adoption or amendment of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement;

(f)          incurred or assumed any indebtedness or liability for borrowed money, except in the ordinary course of their business;

(g)         declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

(h)         made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(i)          disposed of any assets of the Culinary LLCs except in the ordinary course of business; or

(j)          increased, terminated, amended or otherwise modified any plan for the benefit of employees of the Culinary LLCs.

3.7         Taxes.  Except as set forth on Schedule 3.7, as of December 31, 2009 and as of the Closing Date, the Culinary LLCs have (or will have) filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and have (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of each such date, and there are no deficiency notices outstanding.

3.8         Compliance with Laws.  The Culinary LLCs have complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to them or their business which, if not complied with, would have a Material Adverse Effect on the business of the Culinary LLCs.

3.9         No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)  violate any provision of the Operating Agreements of the Culinary LLCs;

(b)  violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which either of the Culinary LLCs is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)  violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, either of the Culinary LLCs or upon the properties or business of the Culinary LLCs; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a Material Adverse Effect on the business or operations of the Culinary LLCs.

3.10       Actions and Proceedings.  Neither of the Culinary LLCs are a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the Financial Statements, and to its best knowledge, no material litigation, claims, assessments or governmental proceedings are threatened against either of the Culinary LLCs.

3.11       Disclosure.  The Culinary LLCs have (and at the Closing will have) disclosed in writing to Oaktree all events, conditions and facts materially affecting the business, financial conditions or results of operation of the Culinary LLCs all of which have been set forth herein.  The Culinary LLCs have not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

3.12       Authority to Execute and Perform Agreements.  Each of the Culinary LLCs has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of the Culinary LLCs and each of the Members enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by the Culinary LLCs and each of the Members of this Agreement, in accordance with its respective terms and conditions will not:

(a)           require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b)           conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to either of the Culinary LLCs or any of the Members, or any instrument, contract or other agreement to which either of the Culinary LLCs is a party or by or to which either of the Culinary LLCs or any of the Members is bound or subject; or

(c)           result in the creation of any lien or other encumbrance on the assets or properties of either of the Culinary LLCs or any of the Members.

3.13       Brokers or Finders.  No broker's or finder's fee will be payable by the Culinary LLCs or any of  the Members in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the Culinary LLCs or any of  the Members, or ETI members or managers..

3.14       Tangible Assets.  Each of the Culinary LLCs has full ownership or leasehold title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by the Culinary LLCs, any related capitalized items or other tangible property material to the business of the Culinary LLCs (the "Tangible Assets").  Except as disclosed in the Financial Statements, the Culinary LLCs hold all rights, title and interest in all the Tangible Assets owned or leased by them, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.  All of the Tangible Assets are in good reasonable condition and repair and are usable in the ordinary course of business of the Culinary LLCs.

3.15       Insurance.           Each of the Culinary LLCs maintains adequate insurance required for the operation of its business.

3.16       Full Disclosure.  No representation or warranty by the Culinary LLCs  or the Members in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by the Culinary LLCs or the Members pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of the Culinary LLCs.

ARTICLE IV -  REPRESENTATIONS AND WARRANTIES OF OAK TREE

Oaktree hereby represents and warrants to the Members, as follows:

4.1         Organization and Good Standing.  Oaktree is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Oaktree has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

4.2         Corporate Authority.  Oaktree has the corporate power to enter into this Agreement and to perform their respective obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Oaktree as required by Delaware law.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Oaktree is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Oaktree or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of Oaktree.

4.3         Oaktree Financial Statements; Capitalization.

(a)           The Form 10K-A of Oaktree for the fiscal year ended December 31, 2009 (the “Oaktree 2009 Form 10-K”) includes the audited balance sheet, statement of operations and statement of cash flows of Oaktree as at December 31, 2009 and for the fiscal year then ended (the “Oaktree 2009 Audited Financial Statements”).  Except as set forth on the Oaktree Balance Sheet as at December 31, 2009 or otherwise disclosed on Schedule 4.3, as at December 31, 2009 and for all periods subsequent thereto, Oaktree has no other material assets and has incurred no other material liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP.  The books of account and other financial records of Oaktree are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)           The Oaktree 2009 Form 10-K-A and Schedule 4.3 annexed hereto sets forth the capitalization of Oaktree as at December 31, 2009, including all shares of capital stock issued and outstanding and all convertible securities, options, warrants and other rights to receive shares of Oaktree capital stock.  Except as set forth on Schedule 4.3, since December 31, 2009, no additional shares of Oaktree capital stock or any convertible securities, options, warrants and other rights to receive shares of Oaktree capital stock have been issued.

4.5         No Material Adverse Changes.       Except as set forth in Schedule 4.5, since December 31, 2009:

(a)           except for indebtedness and other liabilities not to exceed $100,000 in the aggregate that will be outstanding as at the Closing Date, there have not been any liabilities or other indebtedness incurred by Oaktree;

(b)           there has not been any material adverse changes in the financial position of Oaktree except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Oaktree, and will be consistent with the representations made by Oaktree hereunder.

(c)           there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Oaktree whether or not covered by insurance;

(d)           there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Oaktree capital stock;

(e)           there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by Oaktree of any properties or assets; or

(f)            there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(g)           there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(h)           there has not been any increase in the annual level of compensation of any executive employee of Oaktree;

(i)            except in the ordinary course of business, Oaktree has not entered into or modified any contract, agreement or transaction; and

(j)            Oaktree has not issued any equity securities or rights to acquire equity securities.

4.6         Taxes.  Oaktree has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due through December 31, 2009 and as of the Closing Date, and there are no deficiencies outstanding.

4.7         Compliance with Laws.  Oaktree has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Oaktree or the trading market for the Oaktree Shares and specifically, Oaktree has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

4.8         Actions and Proceedings.  Oaktree is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against Oaktree

4.9         Periodic Reports; Listing of Shares.

(a)           Oaktree is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and since becoming a reporting company has been current in the filing of all forms or reports with the Securities and Exchange Commission (“SEC”).  All such reports and statements filed by Oaktree with the SEC (collectively, “SEC Reports”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

(b)           The shares of Oaktree Common Stock are listed for trading on the FINRA OTC Bulletin Board stock exchange under the symbol “FHMS”.  No stop order, suspension notice or other communications or notice from FINRA or other governmental agency or authority has been received by Oaktree or its Affiliates, which could reasonably be expected to result in the possibility that such shares of Oaktree Common Stock could be delisted from trading on such stock exchange.

4.10       Disclosure.  Oaktree has (and at the Closing it will have) disclosed in writing to ETI all events, conditions and facts materially affecting the business, financial conditions or results of operation of Oaktree all of which have been set forth herein.  Oaktree has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

4.11       Access to Records.  The corporate financial records, minute books, and other documents and records of Oaktree will have been made available to ETI prior to the Closing hereof.

4.12       No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of Oaktree;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Oaktree is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Oaktree or upon the securities, properties or business to Oaktree; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

4.14       Brokers or Finders.  Except for broker’s fees payable in connection with the Oaktree Financing, no broker's or finder's fee will be payable by Oaktree in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Oaktree.

4.15       Authority to Execute and Perform Agreements.  Oaktree has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of Oaktree enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Oaktree of this Agreement, in accordance with its respective terms and conditions will not:

(a)           require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b)           conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Oaktree, or any instrument, contract or other agreement to which Oaktree is a party or by or to which Oaktree is bound or subject; or

(c)           result in the creation of any lien or other encumbrance on the assets or properties of Oaktree.

4.16       Full Disclosure.  No representation or warranty by Oaktree in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Oaktree pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Oaktree.

ARTICLE V - CONDITIONS PRECEDENT

5.1         Conditions Precedent to the Obligations of the Culinary LLCs and the Members.   All obligations of the Culinary LLCs and the Members under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by the Members.

(a)           The representations and warranties by or on behalf of Oaktree contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b)           Oaktree shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it or him prior to or at the Closing.

(c)           On the Closing Date, an executive officer of Oaktree shall have delivered to the Members a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of Oaktree set forth in this Agreement are true and correct in all material respects.

(d)           On or before the Closing, the Department of Education of the State of New York shall have approved the transactions contemplated by this Agreement.

(e)           On or prior to the Closing, Oaktree shall have consummated the Oaktree Financing.

(f)           At the Closing, all instruments and documents delivered to the Members pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for the Members.

(g)           At the Closing, all conditions and obligations on the part of Oaktree to be performed in order to consummate the transactions contemplated by this Agreement shall have been fulfilled or satisfied to the reasonable satisfaction of the Members.

(h)           At the closing, Oaktree shall have completed the wire transfer instructions regarding the Closing Purchase Price to be paid to the Members.

(i)            At the Closing, Oaktree shall have executed and delivered the Employment Agreements.

(j)            At the Closing, all Pre-Tax Profits of the Culinary Group for the 2010 Fiscal Year that have not been distributed by the Culinary Group to the Members (estimated at approximately $300,000) will be transferred from shareholders’ equity to a note payable obligation of the Surviving Corporation; which obligation shall be due and payable not earlier than October 15, 2011 or such later date based on their being sufficient free cash flow in the Culinary Group, as determined in the reasonable discretion of the Chief Executive Officer or President of Oaktree.

(k)           There shall not have occurred any material adverse change in the businesses, prospects, financial condition, assets or results of operations of Florham.

5.2         Conditions Precedent to the Obligations of Oaktree.  All obligations of Oaktree under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by Oaktree):

(a)          The representations and warranties by ETI and the Members contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b)          ETI and the Members shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c)          On or before the Closing, Oaktree shall have confirmed that:

(i)           the revenues and Pre-Tax Income of the Culinary Group for the 2009 Fiscal Year are at least $3,800,000 and $1,200,000, respectively, and the actual and projected revenues of the Culinary Group for the 2010 Fiscal Year will be at least $2,500,000 and $1,000,000, respectively,

(ii)          the Culinary Group has adequate liquidity and working capital at Closing to enable it to conduct its business in the ordinary course,

(iii)         the Culinary Group will be debt free, except for ordinary course trade obligations, and that any and all shareholder loans/contributions will have been converted to equity or extinguished prior to the Closing; and

(iv)         the Culinary Group shall have a positive combined net worth (stockholders’ equity and members equity) as of the Closing.

(d)          On or before the Closing, each of Monaco and Kaplan shall have executed and delivered the Employment Agreements and shall have terminated the Monaco Consulting Agreement.

(e)          On or before the Closing, all conditions and obligations on the part of the Culinary LLCs and the Members to be performed in order to consummate the transactions contemplated by this Agreement shall have been fulfilled or satisfied to the reasonable satisfaction of Oaktree.

(f)           On or before the Closing, ETI shall have delivered to Oaktree the Financial Statements specified in Section 6.4 of this Agreement.

(f)           On the Closing Date,  ETI shall have delivered to Oaktree a certificate, duly executed by it President or Chief Financial Officer and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of ETI set forth in this Agreement are true and correct in all material respects.

(g)          There shall not have occurred any material adverse change in the businesses, prospects, financial condition, assets or results of operations of the Culinary Group, either individually or when taken as a consolidated group.

(h)          At the Closing, all instruments and documents to be delivered to Oaktree, including the ETI Common Stock, pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Oaktree.

(i)           On or before the Closing, the Department of Education of the State of New York shall have approved the transactions contemplated by this Agreement, and any other consent required to effectuate the transactions contemplated by this Agreement shall have been obtained.

(j)           On or prior to the Closing, Oaktree shall have consummated the Oaktree Financing on terms and conditions satisfactory to the board of directors of Oaktree.

ARTICLE VI -  COVENANTS

6.1         Corporate Examinations and Investigations.  Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

6.2         Further Assurances.  The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

6.3         Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, Oaktree, the Members and the Culinary LLCs agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)	is ordered disclosed by a Court of proper jurisdiction.

6.4         Culinary Group Financial Statements.

(a)           Prior to the Closing Date, the Culinary Group shall prepare and deliver to Oaktree an audit of the Culinary Group’s combined financial statements prepared by the auditor regularly engaged by Oaktree or another accounting firm certified by the Public Company Accounting Oversight Board (“PCAOB”) to audit the financials of public reporting companies in the United States for the two (2) fiscal years ended December 31, 2008 and December 31, 2009 (the “PCAOB Audit”).  In addition, the Culinary Group shall furnish to Oaktree the unaudited combined balance sheets and statements of operations for such interim fiscal periods in 2009 and 2010 as may be required under Regulation S-X promulgated under the Securities Act of 1933, as amended.

(b)           The PCAOB Audits referred to above shall be conducted by the existing auditors for Oaktree.

(c)           The parties hereto agree that the Culinary Group shall be responsible to pay the first $35,000 of such PCAOB Audit fees and Oaktree shall be responsible for any amounts in excess of $35,000.  Notwithstanding the foregoing, in the event that the Transactions contemplated hereby are not consummated, solely as a result of a breach of any material representation and warranty on the part of Oaktree, or the failure of Oaktree to perform any material covenant and agreement set forth herein, in such event, Oaktree shall be obligated to reimburse the Culinary Group for all actual expenditures made by the Culinary Group in connection with such PCAOB Audit; such reimbursement to be paid in full by a date which shall be not later than thirty (30) days following the termination of the Transactions contemplated hereby.

6.5         Expenses.          It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby, including all filings required to be made to obtain the Department of Education of the State of New York’s approval of this transaction, shall be the sole responsibility of Oaktree, and neither the Culinary LLCs nor the Members shall be responsible for any such expenses or fees associated with such filings; provided, however, that the Members shall fully cooperate and execute all required documents as indicated.

6.6         Specific Performance.

(a)           Each of the Culinary LLCs and the Members acknowledge and agree that, absent only a  breach by Oaktree of their representations and warranties or the failure on the part of Oaktree to perform any of their  covenants and agreements contained herein, if the Culinary LLCs or the Members shall fail or refuse to timely perform any of its covenants and agreements contained herein that would make it impossible or impracticable for Oaktree to consummate by the Outside Closing Date the transactions contemplated hereby and thereby, Oaktree would have no adequate remedy at law.

(b)           Accordingly, each of the Culinary LLCs and the Members, on the other hand, do hereby agree that, in addition to any other remedies available to it or them at law or in equity, Oaktree or its legal representatives, may seek and obtain from any federal or state court of competent jurisdiction in New York, New York, specific performance of this Agreement.  Each of Parties do hereby consent to the jurisdiction of such federal or state court of competent jurisdiction in New York, New York.

6.7         Change of PCI Corporate Name. On or as soon as practicable following the Closing Date, the corporate name of PCI shall be changed to another name acceptable to the Members and reasonably acceptable to Oaktree.  Each of PCI and Oaktree shall use their collective best efforts to comply with this post-closing covenant as soon as is reasonably practicable, if not performed on the Closing Date.

ARTICLE VII - TERMINATION.

7.1         Termination by the Parties.            If the Closing has not occurred by the close of business on the Outside Closing Date, then any Party hereto may thereafter terminate this Agreement by written notice to such effect, to the other Parties hereto, without liability of or to any Party to this Agreement or any shareholder, director, officer, employee or representative of such Party, except for expenses contemplated by Section 6.4(c), unless the reason for Closing having not occurred is:

(a)           such terminating Party’s breach of its obligations, covenants, or commitments under this Agreement, or

(b)           if all of the conditions to such terminating Party’s obligations set forth in Section 5.1 and Section 5.2, as the case may be, have been satisfied or waived in writing by the date scheduled for the Closing, and, notwithstanding such satisfaction or waiver, such terminating Party fails or refuses to close the transactions contemplated by this Agreement.

ARTICLE VIII -  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1         Notwithstanding any right of either Party to investigate the affairs of the other party and its Shareholders, each Party has the right to rely fully upon representations, warranties, covenants and agreements of the other Parties contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement.

ARTICLE IX - DISPUTE RESOLUTION; NON-COMPETITION.

9.1         Resolution of Disputes.  Except as otherwise provided in Section 6.6 above or in Section 9.2 below, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the “AAA”), located in New York, New York.  There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA.  The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction.   Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission.  Costs of arbitration shall allocated by the arbitrators, and in the absence of any such allocation, shall be paid by the losing party

9.2         Non-Competition, Non-Solicitation and Non-Disclosure.

(a)          General.  In order to induce Oaktree to enter into this Agreement and to consummate the transactions contemplated hereby, each the Members hereby acknowledges that he or his affiliates is a beneficiary of the Oaktree Common Stock, and the Members do hereby, jointly and severally, covenant and agree as follows:

(i)           Each of Monaco and Kaplan and their respective Affiliates shall not for a period of four (4) years from and after the Closing Date: (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in a business that competes with the business conducted by any member of the Culinary Group as conducted on the Closing Date or during such three (3) year period (the “Business”) in any State of the United States which any member of the Culinary Group conducts its Business (the “Territory”); (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which competes or plans to compete in any way with the Business; (C) utilize his or its special knowledge of the Business and his or its relationships with customers, suppliers and others to compete with the Business conducted by the Culinary Group; provided, however, that nothing herein shall be deemed to prevent any either Member or his Affiliates from acquiring through market purchases and owning, solely as an investment, less than five (5%) percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Member or his Affiliates is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

Each of the Members acknowledges and agrees that (a) the covenants provided for in this Section 9.2(a) are reasonable and necessary in terms of time, area and line of business to protect the Culinary LLCs’ good will and trade secrets, (b) such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of each of Oaktree and the Culinary Group, which include their interests in protecting their (x) valuable confidential business information, (y) substantial relationships with clients, supplier and customers, and (z) customer goodwill associated with the ongoing Business.  The Members and their Affiliates expressly authorizes the enforcement of the covenants provided for in this Section 9.2(a) by (A) Oaktree, (B) any member of the Culinary Group, and (C) any successors to the Business of Oaktree or the Culinary Group.  To the extent that the covenants provided for in this Section 9.2(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

(ii)          The Members and their Affiliates shall not for a period of four (4) years from the Closing Date, directly or indirectly, for themselves or for any other person, firm, corporation, partnership, association or other entity (including the Members), (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Business then being conducted by the Culinary Group, unless such employee or former employee has not been employed by the Business then being conducted by the Culinary Group for a period in excess of one year, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business, nor shall the Members or his or its Affiliates make known the names and addresses of such customers or any information relating in any manner to any member of the Culinary Group’s trade or business relationships with such customers.

(iii)         The Members and their Affiliates shall not at any time (except internally among the Members) divulge, communicate, use to the detriment of Oaktree or the Culinary Group, or for the benefit of any other Person or Persons, or misuse in any way, any “Confidential Information” (as hereinafter defined) pertaining to the Business.  Any Confidential Information or data now known or hereafter acquired by the Members or their Affiliates with respect to the Business shall be deemed a valuable, special and unique asset of Oaktree and the Culinary Group and is received by the Members in confidence and as a fiduciary, and the Members and their Affiliates shall remain a fiduciary to Oaktree and the Culinary Group with respect to all of such information.  As used herein the term “Confidential Information” shall mean all information or material that has or could have commercial value or other utility in the Business of Oaktree and its subsidiaries.  Confidential Information also includes all information of which unauthorized disclosure could be detrimental to the interests of Company or its subsidiaries or affiliates whether or not such information is identified as confidential information by Oaktree and its subsidiaries.  By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether or not reduced to writing: customer lists, customer and supplier identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans and business plans, strategies, forecasts, financial information, budgets, software, research papers, projections, procedures, routines, quality control and manufacturing procedures, processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, formats, plans, sketches, specifications, drawings, models, and any other information or procedures that are treated as or designated secret or confidential by Oaktree and its subsidiaries or its customers or potential customers.  Notwithstanding the foregoing, “Confidential Information” shall not mean or include information that: (a) was in the recipient’s possession prior to its being furnished to the recipient under the terms of this Agreement, provided the source of that information was not known by the recipient to be bound by a confidentiality agreement with or other continual, legal or fiduciary obligation of confidentiality to Oaktree and its subsidiaries; (b) is now, or hereafter becomes, through no act or failure to act on the part of recipient, generally known to the public; (c) is rightfully obtained by the recipient from a third party, without breach of any obligation to Oaktree or its subsidiaries; or (d) is independently developed by Recipient without use of or reference to the Confidential Information.

(b)          Injunction.  It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by any Members or any of its or his Affiliates of any or all of the covenants and agreements contained in this Section 9.2 may cause irreparable harm and damage to  Oaktree in a monetary amount which may be virtually impossible to ascertain.  As a result, the Members recognizes and hereby acknowledges that Oaktree or any one or more member of the Culinary Group shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.2 by such Member and/or any of his or its Affiliates,  and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies that Oaktree or any member of the Culinary Group may possess hereunder, at law or in equity.  Nothing contained in this Section 9.2 shall be construed to prevent Oaktree or the Culinary Group from seeking and recovering from a Member or its or his Affiliates damages sustained by it as a result of any breach or violation by such Member or its or his Affiliates of any of the covenants or agreements contained herein.

ARTICLE X -  MISCELLANEOUS

10.1       Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

10.2       Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the Parties or the duly authorized representatives of the respective Parties.

10.3       Assignment.  This Agreement is not assignable except by operation of law.

10.4       Notice.  Until otherwise specified in writing, the mailing addresses, email addresses, and fax numbers of the Parties of this Agreement shall be as follows:

To: Oaktree::

Oak Tree Educational Partners, Inc.
845 Third Avenue
Sixth Floor
New York, NY 10022
Attn: Anil Narang, President
Fax: 203-222-9226
Email: anarang1@aol.com

with a copy to:	Stephen A. Weiss, Esq.
Hodgson Russ, LLP
1540 Broadway
24th Floor
New York, NY 10036
(212) 751-4300
email: sweiss@hodgsonruss.com

and to :	Jonathan Turkel, Esq.
44 Wall Street, 2nd floor
New York, NY 10005
Fax: (212) 785 3294
Email: jonathanturkel@hotmail.com

To: the Members:

Professional Culinary Institute LLC
c/o Educational Training Institute, Inc
424 West 33rd Street
New York, NY 10001
Attn: Joseph Monaco, Jr. and Harold Kaplan
Fax: (212) __-____
Email: jmonaco@edtraining.com
hkaplan@edtraining.com

with a copy to:	Louis Taubman, Esq.
Rachael Schmeirer, Esq.
Hunter Leser Taubman & Taubman, LLC
17 State Street
20th Floor
New York, NY 10004
Fax: (212) 202-6380
email: lou@lhttlaw.com

Any notice or statement given under this Agreement shall be deemed to have been given 3 business days after delivery to the US mail system if sent by registered mail, one business day after delivery, if sent by recognized overnight courier, or when given if sent by facsimile (with receipt retained), addressed or faxed to the other party at the address or facsimile number indicated above or at such other address or facsimile number which shall have been furnished in writing to the addressor in the manner set forth in this Section 10.4.

10.5       Governing Law.  This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of New York, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

10.6       Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other Parties.

10.7       Entire Agreement.  This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

10.8       Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.9       Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

10.10     Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

10.11     Facsimile and PDF Signatures.    This Agreement may be executed and delivered by facsimile and/or electronic pdf signatures; each of which shall have the same effect as an original signature.

10.12     Binding Effect.  This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

ATTEST:	OAK TREE EDUCATIONAL PARTNERS, INC.
(a Delaware corporation)

/s/ Kellis Veach
Secretary	By:	/s/ Anil Narang
Anil Narang, President

ATTEST:	EDUCATIONAL TRAINING INSTITUTE, INC.
(a New York corporation)

/s/ Harold Kaplan	By:	/s/ Joseph Monaco
Secretary		Joseph Monaco, Jr., President

ATTEST:	CULINARY TECH CENTER LLC
(a New York limited liability company)

/s/ Harold Kaplan	By:	/s/ Joseph Monaco
Secretary		Joseph Monaco,
Member and Manager

ATTEST:	PROFESSIONAL CULINARY INSTITUTE LLC
(a New York limited liability company)

/s/ Joseph Monaco	By:	/s/ Harold Kaplan
Secretary		Harold Kaplan,
Member and Manager

THE MEMBERS:

/s/ Joseph Monaco
JOSEPH MONACO

/s/ Harold Kaplan
HAROLD KAPLAN